Exhibit 10.28
Description of Annual Incentive Bonus Plan for Fiscal Year 2009
     Through our annual incentive bonus plan, we seek to provide pay for performance by linking incentive awards to company and business unit performance.
     Key features of the bonus plan in fiscal 2009 are as follows:
•	performance targets are based on key company and business unit financial metrics

•	performance targets are measured on a quarterly basis in the cases of the first two fiscal quarters and a quarterly and/or six month basis in the cases of the third and fourth fiscal quarters

•	the financial goals vary based on each executive’s responsibilities, with a substantial weighting on business unit financial metrics for business unit executives

•	certain performance measures are calculated on a non-GAAP basis and exclude after-tax intangible amortization, stock-based compensation expense, gains and losses from divestitures, and certain restructuring and other charges, subject to approval of the Committee. We exclude these items in order to arrive at more meaningful period-to-period comparisons of our ongoing operating results

•	bonuses are based entirely on achievement of financial performance objectives; there is no individual performance component

•	each executive’s target bonus is set at a percentage of base salary, based on the level of the executive’s responsibilities
•	the CEO’s target bonus is set at 150% of base salary and the CFO’s target bonus is set at 100% of base salary

•	for executives other than the CEO and CFO, the target bonus is set at a range of between 60% and 80% of base salary
•	actual payouts for each bonus component generally range from 50% of target to a maximum of 300% of target (200% in the cases of the CEO and CFO)

•	for the third and fourth fiscal quarters, the plan provided a minimum payout of 50% of target for certain company financial metrics